Exhibit 99.2

PLEDGE PETROLEUM CORP.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On December 19, 2018, Pledge Petroleum Corp. (the “Company”) entered into a Share Exchange agreement with Renewable Technology Solutions, Inc. (“RTS”). Pursuant to the terms of the agreement in exchange for 100% of the RTS shares the Company will issue in the name of the RTS Stockholder a stock certificate registered in the name of the RTS Stockholder for 250,000,000 shares of its common stock. The Merger will be accounted for as a “reverse acquisition” and recapitalization.

The following unaudited pro forma combined financial information is based on the historical financial statements of Pledge Petroleum Corp. (the “Company”) and Renewable Technology Solutions, Inc. (“RTS”), as adjusted to give effect to the merger of the Company acquiring RTS. The notes to the unaudited pro forma financial information describe the adjustments to the financial information presented.

The unaudited pro forma combined balance sheet as of September 30, 2018 is presented as if the acquisition of RTS had occurred on September 30, 2018. The unaudited pro forma combined statement of operations for the period ended September 30, 2018 is presented as if the acquisition of RTS had occurred at the beginning of the period presented.

The unaudited pro forma combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the RTS acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of RTS (contained elsewhere in this Form 8-K) and the Company’s historical financial statements and accompanying notes, which were previously filed with the Securities and Exchange Commission. The adjustments that are included in the following unaudited pro forma financial statements are described in Note 2 below.

PLEDGE PETROLEUM CORP. Proforma Balance Sheet

	September 30, 2018
	Pledge Petroleum Corp.	Renewable Technology Solutions, Inc.	Elimination		Proforma
ASSETS
Current assets:
Cash	$160,067	$-	$-		$160,067
Prepaid expenses	6,010	-	-		6,010
Total current assets	166,077	-	-		166,077

Plant and equipment, net	5,148	-	-		5,148
Deposits	1,750	-	-		1,750
Total assets	$172,975	$-	$-		$172,975

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,414	$-	$-		$23,414
Accrued expenses and other payables	31,154	-	-		31,154
Loan payable – related party	-	204	-		204
Notes payable	3,000	-	-		3,000
Total current liabilities	57,568	204	-		57,772

Stockholders' Equity (Deficit):
Series A-1 Convertible Preferred stock, $0.01 par value; 5,000,000 shares designated, 3,137,500 shares issued, no shares outstanding at September 30, 2018	-	-	-
Series B Convertible, Redeemable Preferred Stock, $0.001 par value; 500,000 shares designated; 40,000 issued and outstanding. (liquidation preference $480,000)	40	-	-		40
Series C Convertible, Preferred Stock, $0.001 par value, 4,500,000 shares designated, no shares outstanding at September 30, 2018	-	-	-		-
Common stock, $0.001 par value; 500,000,000 shares authorized, 298,558,931 shares issued, 234,256,464 shares outstanding at September 30, 2018	234,257	100	249,900	(1)	484,257
Treasury Stock	(8,428,060)	-	-		(8,428,060)
Additional paid in capital	28,164,964	-	(20,105,694	)(1)	8,059,270
Accumulated deficit	(19,855,794)	(304)	19,855,794	(1)	(304)
Total stockholders' equity (deficit)	115,407	(204)	-		115,203
Total Liabilities and Stockholders' Deficit	$172,975	$-	$-		$172,975

PLEDGE PETROLEUM CORP. Proforma Statement of Operations

	For the period ended September 30, 2018	From August 22, 2018 (date of inception) through September 30, 2018
	Pledge Petroleum Corp.	Renewable Technology Solutions, Inc.	Elimination	Proforma

Expenses:
Sales and Marketing	$4,491	$-	$-	$4,491
Professional fees	225,281	-	-	225,281
Consulting fees	134,250	-	-	134,250
General and administrative	388,415	304	-	388,719
Depreciation, amortization and impairment charges	3,787	-	-	3,787
Total expenses	756,224	304	-	756,528

Loss from operations	(756,224)	(304)	-	(756,528)

Other income:
Other income	14,658	-	-	14,658
Finance costs	105	-	-	105
Total other income	14,763	-	-	14,763

Loss before Provision for Income Taxes	(741,461)	(304)	-	(741,765)
Provision for Income Taxes	-	-	-	-

Net Loss	$(741,461)	$(304)	$-	$(741,765)

Undeclared Series B and Series C Preferred stock dividends	(26,926)	-	-	(26,926)

Net loss available to common stock holders	$(768,387)	$(304)	$-	$(768,691)
Net Loss Per Share - Basic and Diluted	$(0.00)	$-	$-	$(0.00)
Weighted Average Number of Shares Outstanding - Basic and Diluted	229,101,894	-	-	229,101,894

PLEDGE PETROLEUM CORP.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined balance sheet as of September 30, 2018 and the unaudited pro forma statement of operations for the period ended September 30, 2018, are based on the historical financial statements of the Company and RTS as of September 30, 2018 after giving effect to the Company’s acquisition of RTS that will be consummated, and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

In exchange for 100% of the RTS shares the Company will issue in the name of the RTS Stockholder a stock certificate registered in the name of RTS Stockholder for 250,000,000 shares of its common stock.

The Company accounts for business combinations pursuant to Accounting Standards Codification ASC 805, Business Combinations.   In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the assets acquired and the liabilities assumed at the acquisition date.

The unaudited pro forma combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operations or financial position.

The unaudited pro forma combined financial information should be read in conjunction with the historical financial statements and accompanying notes of the Company included in the quarterly report on form 10-Q for the quarter ended September 30, 2018.

NOTE 2 - PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma combined financial information:

(1)	Since the Company and Renewable Technology Solutions, Inc. were entities under common control prior to the Acquisition, the transaction is accounted for as a restructuring transaction. The Company has recast prior period financial statements to reflect the conveyance of Renewable Technology Solutions, Inc‘s common shares as if the restructuring transaction had occurred as of the earliest date of the financial statements. Pursuant to the terms of the merger the Company issued 250,000,000 shares of common stock to RTS. The common stock of RTS and the accumulated deficit of the Company were eliminated to additional paid in capital.

NOTE 3 – SUBSEQUENT EVENTS

On December 12, 2018, the Company entered into a Contract for the Sale and Purchase of Real Estate with Stevens Automotive LLC. Per the terms of the contract the Company will pay $1,250,000 for the purchase of two parcels of land totaling 28 acres in Bay Minete, Alabama. The Company is requited to deposit $5,000 of earnest money. The closing is scheduled for on or before April 1, 2019.